As filed with the Securities and Exchange Commission on November 28, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOODY’S CORPORATION

(Exact name of registrant as specified in its Charter)

Delaware	13-3998945
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

(Address of Principal Executive Offices, Zip Code)

PROFIT PARTICIPATION PLAN OF MOODY’S CORPORATION

(AMENDED AND RESTATED AS OF JANUARY 1, 2018)

(Full title of the plan)

John J. Goggins, Esq.

Executive Vice President and General Counsel

Moody’s Corporation

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

(212) 553-0300

(Name, Address, including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

Ronald O. Mueller, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (a)	Proposed Maximum Offering Price Per Share (b)	Proposed Maximum Aggregate Offering Price (b)	Amount of Registration Fee
Common Stock, par value $0.01 per share	$75,000,000	100%	$75,000,000	$9,090.00

(a)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Profit Participation Plan of Moody’s Corporation (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may be offered under the Profit Participation Plan of Moody’s Corporation as a result of any stock split, stock dividend or similar transactions effected without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.

(b)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Moody’s Corporation, a Delaware corporation (the “Company” or the “Registrant”), and the Profit Participation Plan of Moody’s Corporation (amended and restated as of January 1, 2018) (as the same may be further amended, the “Plan”), to register an additional $75,000,000 worth of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), as well as an indeterminate amount of interests in the Plan, to be offered and sold to accounts of eligible employees of the Company under the Plan. The Company previously filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (File No. 333-170727) on November 19, 2010 registering $25,000,000 worth of Common Stock issuable under the Plan and an indeterminate amount of interests in and to be offered or sold pursuant to the Plan, as amended and restated effective as of January 1, 2007, and thereafter further amended (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been previously filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 27, 2018;

(b)

The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 1, 2018, for the quarter ended June 30, 2018, filed with the SEC on August 2, 2018 and for the quarter ended September 30, 2018, filed with the SEC on October 31, 2018;

(c)

The Company’s Current Reports on Form 8-K filed with the SEC on January 29, 2018, February 16, 2018, March 30, 2018, April 30, 2018, May 9, 2018, June 1, 2018, June 7, 2018, July 31, 2018, November 8, 2018 and November 20, 2018, respectively;

(d)

The description of the capital stock contained in the Registration Statement on Form 10/A-2, filed with the SEC under Section 12(b) of the Exchange Act, as amended, on June 18, 1998, including any amendments or reports filed for the purposes of updating such description; and

(e)	The Company’s Annual Report on Form 11-K for the Plan for the fiscal year ended December 31, 2017, filed with the SEC on June 26, 2018.

In addition, all documents subsequently filed by the Company or the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the Company’s Annual Report on Form 10-K covering such year shall cease to be incorporated documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company or the Plan discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

John J. Goggins, Esq., Executive Vice President and General Counsel of the Company, has rendered an opinion as to the validity of the Common Stock offered hereby. As of November 27, 2018, Mr. Goggins owned 61,503 shares of Common Stock (including 2,622 shares of unvested restricted stock) and held options to purchase 156,738 shares of Common Stock.

Item 8.	Exhibits.

Exhibit No.	Description	Incorporation by Reference (where a report is indicated below, that document has been previously filed with the SEC and the applicable exhibit is incorporated by reference thereto)

4.1	Restated Certificate of Incorporation of the Registrant, effective April 17, 2013.	Exhibit 3.4 to the Report on Form 8-K of the Registrant, file number 1-14037, filed April 22, 2013

4.2	Amended and Restated By-laws of the Registrant, effective April 17, 2013.	Exhibit 3.2 to the Report on Form 8-K of the Registrant, file number 1-14037, filed April 22, 2013

4.3	Profit Participation Plan of the Registrant (amended and restated as of January 1, 2018).	Filed with this report

5.1	Opinion of John Goggins, Esq., Executive Vice President and General Counsel	Filed with this report

5.2	Internal Revenue Service determination letter, dated August 2, 2017 relating to the Plan.	Filed with this report

23.1	Consent of KPMG LLP.	Filed with this report

23.2	Consent of John J. Goggins (included in Exhibit 5.1).	Filed with this report

24.1	Powers of Attorney (included on signature page).	Filed with this report

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 28, 2018.

MOODY’S CORPORATION

By:	/s/ John J. Goggins
John J. Goggins
Executive Vice President and General Counsel

POWER OF ATTORNEY

We, the undersigned officers and directors of Moody’s Corporation, do hereby constitute and appoint John J. Goggins and Mark Kaye, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Raymond W. McDaniel, Jr.	President, Chief Executive Officer, and Director (principal executive officer)	November 28, 2018
Raymond W. McDaniel, Jr.

/s/ Mark Kaye	Senior Vice President and Chief Financial Officer (principal financial officer)	November 28, 2018
Mark Kaye

/s/ David Hogan	Managing Director – Assistant Controller (principal accounting officer)	November 28, 2018
David Hogan

/s/ Basil L. Anderson	Director	November 28, 2018
Basil L. Anderson

/s/ Jorge A. Bermudez	Director	November 28, 2018
Jorge A. Bermudez

/s/ Vincent A. Forlenza	Director	November 28, 2018
Vincent A. Forlenza

/s/ Kathryn M. Hill	Director	November 28, 2018
Kathryn M. Hill

/s/ Henry A. McKinnell, Jr. Ph.D.	Chairman of the Board of Directors	November 28, 2018
Henry A. McKinnell, Jr. Ph.D.

/s/ Leslie F. Seidman	Director	November 28, 2018
Leslie F. Seidman

/s/ Bruce Van Saun	Director	November 28, 2018
Bruce Van Saun

/s/ Gerrit Zalm	Director	November 28, 2018
Gerrit Zalm

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 28, 2018.

PROFIT PARTICIPATION PLAN OF MOODY’S CORPORATION (AMENDED AND RESTATED AS OF JANUARY 1, 2018) (Plan)

By:	/s/ Melanie Hughes
Melanie Hughes
SVP-Chief Human Resources Officer,
Management Benefits and Compensation Committee